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                                 EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:  Richard D. Sewell, Jr.
          Treasurer
          (405) 529-8674
          Dobson Communications Corporation

              DOBSON COMMUNICATIONS ENTERS AGREEMENTS TO PURCHASE
                       PROPERTIES IN MICHIGAN AND ALASKA

        OKLAHOMA CITY - October 28, 1999 - Dobson Communications Corporation announced today that through one of its subsidiaries it has entered into separate definitive agreements to purchase cellular licenses and related assets for Michigan 3, Alaska 1 and Alaska 3 Rural Service Areas. The markets include an aggregate population base of about 357,000 people. The agreements are with three different sellers and at transaction values of $97 million, $16 million and $12 million, respectively.

        The Michigan 3 property encompasses 5 counties in northwest Michigan and has a population base of approximately 166,000. The largest towns are Traverse City and Petoskey.

        The Alaska 1 property is located in the central section of the state from the eastern coastline to the eastern border with Canada. The market has a population base of approximately 121,000. It includes Fairbanks and all significant highways and communities located 200 miles to the south and southeast of Fairbanks.

        The Alaska 3 property includes 7 counties in the southeast corner of the state with a population base of approximately 70,000. Major cities are Juneau and Ketchikan.

        Everett Dobson, President of Dobson said, "We are excited about the opportunities in these three markets. The Michigan markets include several popular tourist destinations and the Alaska markets are adjacent to markets owned and operated by our strategic roaming partner, AT&T Wireless."

        The purchase agreements are subject to certain closing conditions including regulatory approval and are expected to close in the first quarter of 2000.

        Dobson Communications Corporation is a leading provider of rural cellular telephone services, employing approximately 1,025 employees in its wireless operations, headquartered in Oklahoma City, Oklahoma. Through its subsidiaries, the Company has wireless operations in eleven states located throughout the United States. Dobson Communications may be found on the World Wide Web at http://www.dobson.com.